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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934





                        Melita International Corporation
                   -----------------------------------------
                               (Name of Issuer)




                      Common Stock, no par value per share
                   -----------------------------------------
                        (Title of Class of Securities)




                                  585493 10 9
                   -----------------------------------------
                                (CUSIP Number)






        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO.      585493 10 9              13G            PAGE  2    OF  6    PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Aleksander Szlam

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES                           11,147,395(1)
 BENEFICIALLY          --------------------------------------------------------
  OWNED BY             (6)     SHARED VOTING POWER
    EACH
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                                    11,147,395(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               11,147,395(1)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               73.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

               IN
          ---------------------------------------------------------------------

          (1) Includes 11,143,395 shares owned indirectly by the reporting person through a family limited partnership and 4,000 shares owned indirectly by the reporting person through his children.


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                      PAGE   3   OF   6   PAGES
                                                           -----    -----

Item 1(a).     Name of Issuer:

               Melita International Corporation
-------------------------------------------------------------------------------
Item 1(b).     Address of Issuer's Principal Executive Offices:

               5051 Peachtree Corners Circle
               Norcross, Georgia 30092-2500
-------------------------------------------------------------------------------
Item 2(a).     Name of Person Filing:

               Aleksander Szlam
-------------------------------------------------------------------------------
Item 2(b).     Address of Principal Business Office or, if none, Residence:

               5051 Peachtree Corners Circle
               Norcross, Georgia 30092-2500
-------------------------------------------------------------------------------
Item 2(c).     Citizenship:

               U.S. Citizen
-------------------------------------------------------------------------------
Item 2(d).     Title of Class of Securities:

               Common Stock, no par value per share
-------------------------------------------------------------------------------
Item 2(e).     CUSIP Number:     585493 10 9
                              -----------------
-------------------------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:
-------------------------------------------------------------------------------
               (a)  [ ]  Broker or dealer registered under Section 15 of
                         the Act,
               ----------------------------------------------------------------
               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
               ----------------------------------------------------------------
               (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
               ----------------------------------------------------------------
               (d)  [ ]  Investment Company registered under Section 8 of the
                         Investment Company Act,

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                                                         PAGE  4   OF  6   PAGES
                                                              ----    ----
     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

     (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

     (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.  Ownership.

         (a)   Amount Beneficially Owned:      11,147,395(1)

         (b)   Percent of Class:    73.5%

         (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote    11,147,395(1)
                                                              ----------------

               (ii)  Shared power to vote or to direct the vote
                                                              ----------------

               (iii) Sole power to dispose or to direct the disposition of
                     11,147,395(1)
                     ------------

               (iv)  Shared power to dispose or to direct the disposition of

                     ------------

     (1) Includes 11,143,395 shares owned indirectly by the reporting person through a family limited partnership and 4,000 shares owned indirectly by the reporting person through his children.

ITEM 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable

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                                                       PAGE  5    OF  6    PAGES
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Item 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


               Not Applicable

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable

Item 9.        Notice of Dissolution of Group.

               Not Applicable

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                                     PAGE  6    OF  6    PAGES
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                                  SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 13, 1998                          /s/ Aleksander Szlam
                                           ---------------------------
                                           Aleksander Szlam